Exhibit 99.2
FY 2009 Q2 Earnings Release Conference Call Transcript
April 29, 2009
5:00 PM ET
This transcript is provided by Starbucks Corporation only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. Starbucks Corporation does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.
Operator
     Good afternoon. My name is Jennifer and I will be your conference operator today. At this time I would like to welcome everyone to the Starbucks Coffee Company second quarter fiscal 2009 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. (Operator instructions). Thank you. Ms. DeGrande, you may begin your conference.
JoAnn DeGrande — Starbucks Coffee Company — IR
     Thank you. Good afternoon, ladies and gentlemen. This is JoAnn DeGrande, Director of Investor Relations at Starbucks Coffee Company. With me today are Howard Schultz, Chairman, President and CEO; and Troy Alstead, CFO. Q&A will follow today’s prepared remarks.
Before we get started I would like to remind you that this conference call will contain forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause our actual results to differ materially from these statements and should be considered in conjunction with cautionary statements and risk factors discussed in the filings with the SEC, including our last annual report on Form 10-K and subsequent reports on Form 10-Q. Starbucks assumes no obligation to update any of these forward-looking statements or information.
Please refer to the investor relations section of Starbucks’ website at www.Starbucks.com to find disclosures and reconciliations of non-GAAP financial measures mentioned on today’s call with their corresponding GAAP measures.
Now I would like to turn the call over to Howard Schultz. Howard?
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     Thank you, JoAnn, and good afternoon, everyone. Let me start by saying that shortly after my return as CEO, I instructed our leadership team to scrutinize all aspects of our business and operations and to wring out savings and efficiencies wherever possible. They did just that. As a result, I can report that over the last year we have identified and are in the process of implementing over $500 million of permanent reductions in our cost structure in fiscal ‘09.
Importantly, these changes have not come at the expense of the Starbucks customer experience. These are permanent changes that reflect more disciplined management and better store unit economics. The changes will remain part of our organization and culture and will pay off even more as the economy improves. And at midyear we are ahead of plan on our cost-saving efforts.

During the second quarter we began to see early signs of progress, particularly in our US business, in terms of operating margin. We are also seeing some signs of sequential improvement over Q1 in terms of consumer sentiment and traffic in our US company-operated stores, but I think it’s still too early to call it a trend. The global economy continues to be weak, and we are conservative in our view of any significant recovery in ‘09, particularly in light of rising unemployment, foreclosures and other key economic indicators.
In addition to solid progress on cost-saving initiatives, we have seen top-line improvements. We are beginning to gain traction from our efforts to strengthen the business for both the short-term and the future. Although same-store comps are still in negative territory, and we’re working hard to reverse this, we have seen the trend improve slightly in the second quarter, and we are confident as we continue to set the stage for long-term growth through innovation and channel diversification as well as international expansion.
Consolidated net revenues were $2.3 billion in Q2, down 7.6% year-over-year. Comp store sales were negative 8%. Earnings per share for Q2 were $0.03 after a $0.13 impact from restructuring charges, and non-GAAP EPS was $0.16 per share.
At our recent annual meeting I made it clear that one of our major initiatives for 2009 and beyond is the introduction of Starbucks VIA, our entry into the $17 billion instant coffee category, a global category devoid of innovation for decades. We believe Starbucks VIA can elevate and reinvent in this space by creating a new category, superpremium instant coffee, leveraging the power of the Starbucks brand with a patent-pending technology innovation.
And since the initial limited launch in March in Seattle, Chicago and London as well, as well as distribution through our website, we have now experienced heavy demand and continued positive reviews from customers and the media. We have since expanded the distribution of VIA to select Barnes & Noble stores, Costco stores and Target locations in Seattle and Chicago markets, and I can now tell you that VIA has so far exceeded expectations in all of these channels. Last week we announced that VIA will now be offered on EasyJet, the UK’s largest airline. We think this highlights the appeal of VIA for the on-the-go locations, and there are many more of these opportunities for us to pursue.
In fact, the early success of VIA has encouraged us to expand on our original distribution plans to incorporate additional channels and markets for fiscal year 2010. In addition, we are going to broaden the line beyond the two existing SKUs of Italian Roast and Colombian coffee, and we will be talking more about this over the next few months.
As the effects of the global economic crisis continue to proliferate, consumers want to feel good about every hard-earned dollar they spend, and we certainly understand that. To that end, we focused heavily on providing value in the second quarter and will continue to do so in a way that is consistent with our brand and values and communicated through the Starbucks lens.
We introduced breakfast pairings in the US at a national price point of $3.95. Customers responded positively to our pairings, and we have seen an increase in food attachment during this period. In fact, our internal research indicates customer perceptions on affordability and value for money have been positively impacted by this new initiative. As a result, we are going to continue the pairings promotion as part of our ongoing value strategy.
In addition, launched in November, the Starbucks Gold Card program now has over 700,000 loyal Starbucks Gold Card customers who visit us every other day and, on average, are buying 15% more per visit than the average customer. The Starbucks Card experienced a 7% increase in money loaded over the same quarter last year. We loaded $250 million on Starbucks Cards in Q2 and have increased registration of our cards by over 150% over last year to nearly 1 million.
This is really important in that registration enhances our ability to communicate directly with our customers, and we’re certainly going to use that to our advantage. And success of the Starbucks Card is not isolated to the US. The Starbucks Card was launched in Korea last month and in the UK we introduced the rewards program to the existing card just this week. In both markets we’ve seen a great response, underscoring the powerful and unique asset that we have in our Card program, both domestically and in our International markets.
Turning to CPG, building on our successful launch of packaged coffee in the grocery channel in Switzerland, we expanded into select stores in France and Germany, and we have an opportunity to continue to expand outside of the US. Our International business remains a very important growth opportunity for Starbucks. Three weeks ago, after several years of seeking the right strategic partner and the right locations, we opened our first store in Poland, our 50th country. The coffeehouse segment is one of the fastest growing of the dynamic culinary sector in Poland. Lines on opening day rarely dip between 15 to 20 people deep, and daily transactions for the first three days were among the highest we’ve seen in any Starbucks opening day anywhere.
This performance, combined with the early success we’ve now seen in Russia, Romania, Bulgaria and the Czech Republic, demonstrates the growing opportunity that we have in Eastern Europe. However, we continue to watch our International business closely, given the ongoing financial crisis and currency issues.
In terms of competition, speculation that Starbucks is losing retail market share to competitors has been grossly exaggerated. It should be no surprise that a category leader like Starbucks would be a target for others wanting to take share. However, we have looked at markets where competitors have tested heavy coffee advertising, and one thing remains apparent. Our customers are not trading down. We are aware that the noise level is going to increase, and we’re prepared for that.
Let me give this point a little bit more context. The historical perspective suggests that greater awareness and education leads consumers to trade up to better quality and a better experience. We understand that mass marketing advertising can lead to trial. However, we also know that consumers will reject offerings that do not meet their expectations, so our view is that increased visibility to brewed coffee and espresso beverages plays to the long-term strength and our advantage, higher-quality coffee and certainly a better experience.
In terms of our own marketing, we know that customers are looking for meaningful value, not just a lower price but quality and the values that come with it. We have a great story to tell on this front, and in the coming days we are going to arm our consumers and our partners with the facts about Starbucks Coffee and our company. We will launch a long-term, multimillion dollar campaign focused on the quality, value and the values that Starbucks offers. And I should point out that we have been preparing this campaign for some time, and it is baked into our financial plan.
The campaign will build over time and take full advantage of multiple channels, both traditional and nontraditional, supporting all of our distribution points in our business. It will also be a validation to our customers and our partners of what Starbucks is all about — exceptional coffee, a unique experience and the values that have built our brand from the very beginning. This is key to driving more occasions from existing customers and attracting new customers to Starbucks. I want to stress that the investment we are making is long-term, and we are confident that our voice and our message will break through with our current and future customers. We’ll have more to say on this in the days ahead.
In the next few months we will remain focused on providing value for our customers, reflecting the continued relevance of our brand as consumers’ behavior shifts. Beginning May 5, Starbucks will offer a Grande iced coffee for less than $2. This will be our next move to celebrate the quality of our coffee and extend value to our customers in a relevant way. It is critically important that we also balance providing value to our customers with tightly managing our margins. To that end, we will be fine-tuning our pricing in several key markets to better reflect geographic, cost of goods and labor considerations.
As a result, there will be minor changes that will lower prices on some of our popular items such as tall lattes and slightly increased prices on our larger and more complex beverages. Creating value while remaining a premium brand with a premium experience is something Starbucks can do because of the emotional connection and the reservoir of trust that we have with our customers. This connection is very much tied to the sense of community in our stores that we create and the humanity around Starbucks values.

And, as we open new stores, certainly on a smaller scale at this time, in a more strategic fashion, we will continue to elevate that experience. Our customers will see subtle changes in our stores including a streamlined menu board and focused product offerings. Also as part of this overall effort, we are continuously evaluating pricing, labor productivity, waste reduction, workflow and inventory analysis. These will not only enhance the customer experience but will also contribute to overall significant cost savings and greater efficiencies for the Company.
We are encouraged by the momentum of our business and the decisions we’ve made along the way that are now beginning to gain traction. As we continue to drive greater efficiencies at the store level, we will also take full advantages of a host of opportunities for top and bottom line growth.
With that I’ll turn it over to Troy.
Troy Alstead — Starbucks Coffee Company — EVP, CFO, CAO
     Thanks, Howard, and good afternoon, everyone. As you heard from Howard, we are very encouraged by some positive trends in our second-quarter performance. While there are not many meaningful positive indicators in the economy which would change our outlook for the balance of the year, we are pleased to see our efforts today paying off in overall improvement within our P&L, which is something we can control amidst this very uncertain and challenging operating environment.
Several months ago we established and began executing against a plan to restructure the Company, to drive efficiencies in margin improvement, to move the business toward a more sustainable model, one that is far less reliant on top-line growth to drive profitability. Our second-quarter results reflect a significant step in that direction.
Let me begin my review of Starbucks’ second-quarter performance with an overview of results for the total Company. For the second quarter we reported consolidated revenues of $2.3 billion, an 8% decline from $2.5 billion a year ago, which was driven by the 8% decline in comparable store sales in the quarter. As you would expect with fewer new stores contributing to revenue, the decline in overall revenue mirrored the decline in comps. Same-store sales were comprised of a 5% decrease in traffic and a 3% decline in the average value per transaction.
We reported consolidated operating income of $41 million in the second quarter, which includes $152 million of restructuring charges. Excluding those charges, non-GAAP operating income was $193 million compared to $178 million of reported operating income in the prior year and $213 million on a non-GAAP basis in the prior year, excluding the $35 million of transformation-related charges incurred in the second quarter of fiscal 2008.
Restructuring charges in the second quarter of this fiscal year were driven by asset impairments and lease exit and other costs associated with store closures; valuation adjustments on corporate office facilities that are no longer intended to be occupied by the Company and the February non-retail workforce reduction.
Consolidated operating margin was 1.8% and was 8.3% on a non-GAAP basis, nearly flat with the 8.4% non-GAAP margin from a year ago, reflecting solid progress in our efforts to tightly manage our cost structure. Earnings per share was $0.03 for the second quarter, net of approximately $0.13 of restructuring charges. Non-GAAP EPS was $0.16 compared with non-GAAP EPS of $0.18 a year ago.
Let me now review results for our operating segments, beginning with our US business. In doing so, I will shift to discussing results on a non-GAAP basis. The majority of our restructuring efforts and charges have applied to our US business, and the US business is where we are seeing the earliest signs of progress. Non-GAAP operating margin in the US segment was 10.9% in the second quarter compared to 11.5% in the second quarter of 2008. And of note, operating margin in Q2 improved sequentially by 20 basis points from the first quarter of this fiscal year when excluding the 130 basis point impact from Starbucks’ leadership conference in the first quarter.
While we did not see improvement in consumer spending during the second quarter, we are pleased to have the US business back in double-digit operating margin.

Total US net revenues for the quarter decreased by 7% to $1.8 billion from $1.9 billion a year ago. Company-operated retail revenues declined 7% to $1.6 billion for the quarter, primarily due to an 8% decline in comparable store sales. The 8% decline was driven by a 5% decrease in traffic and a 3% decline in the average value per transaction. As a percentage of total US revenues, US cost of sales including occupancy costs increased 90 basis points to 42.3% compared to 41.4% in the comparable period a year ago. The fixed cost nature of occupancy felt the effect of ongoing deleverage.
Cost of sales was impacted by higher beverage and food costs associated with new product innovation such as Vivanno, tea lattes, additional warmed items and oatmeal. Higher coffee costs also contributed to the increase.
We did experience favorable dairy cost in the quarter, both from lower commodity cost and from our own efforts to reduce waste, yet this wasn’t enough to offset the other rising costs in the business. We demonstrated early progress in our disciplined management of store operating costs. US store operating expenses as a percentage of related US retail revenues were 42.7%, nearly flat with the 42.5% last year on a non-GAAP basis despite the 8% decline in same-store sales. We are now benefiting from the positive effect of tighter expense controls and from cost savings initiatives directed at optimizing labor hours in our stores. However, impairment charges for retail stores and equipment were 40 basis points higher in the current quarter compared to the prior year, which offset some of that favorability.
Moving now to results for our International segment, International total net revenues declined 12% to $434 million in the second quarter of fiscal 2009, almost entirely driven by foreign currency impact due to the stronger US dollar compared with the British pound and Canadian dollar. Also contributing to the revenue decline was a 3% decrease in comparable store sales, unchanged from the first quarter, which was comprised of a 2% decline in traffic and a 1% decrease in ticket. This was once again driven by softness in the UK and Canada, by far the major components of international same-store sales.
Non-GAAP international operating income declined 18% to $20.9 million in the second quarter of fiscal 2009 compared to $25.4 million a year ago. Non-GAAP operating margin was 4.8% or 30 basis points off of last year’s second quarter non-GAAP margin of 5.1%, in part reflecting deleverage from the decline in same-store sales.
Moving now to results from the Global Consumer Products Group or CPG, CPG total net revenues declined 2% to $95 million in the second quarter of fiscal 2009 due to increased discounting and lower sales volumes in the US packaged coffee channel, stemming from heightened competitive activity driven by the challenging economic environment. We believe our US Consumer products segment has experienced a lagged effect from the economic downturn, as it took longer for consumers to demonstrate price sensitivity in grocery and warehouse channels than in our retail stores.
Competitors in CPG channels are aggressively competing for market share, which has led to increased discounting. We’re working closely with Kraft, our distribution partner, to address this situation, and we have full intention of retaining our leadership position.
Operating income for CPG was $45 million in the second quarter compared to $43 million in the same period a year ago. The operating margin was 47.8% of related revenues compared with 44.3% for the prior-year period. Last year’s second quarter margin was unusually low, due to the impact of weaker income from equity investees resulting from product write-offs within the North American Coffee Partnership.
Now for a few comments on Starbucks’ balance sheet and liquidity. Starbucks continues to remain in a very good financial position, generating solid operating cash flow and maintaining strong liquidity. In the first quarter, typically the highest cash generating period of our fiscal year, we took the opportunity to significantly pay down our short-term debt. During the second quarter we further reduced our short-term borrowings from $290 million to $226 million at the end of the quarter. And as a reminder, some of our excess cash in fiscal ‘09 has been and will be — continue to be used to fund the payment of restructuring costs related to store closures.
On last quarter’s earnings call, despite reporting strong free cash flow generation, I alerted you to our intention to seek an amendment to our credit facility. This was driven by the lease termination costs associated with our decision to close another 300 underperforming stores, which we announced on that call as well. In light of the worsening economic conditions, we were understandably cautious in our assumptions around store closure costs.
However, as we have progressed through the initial store closures, we’ve determined that the impact from lease exit costs on the balance of fiscal ‘09 will be lower than we previously expected. Our projected cushion above our permanent levels is now in a position where we no longer expect to require an amendment to accommodate the restructuring charges associated with the closure of those additional 300 stores.
As a result, I am pleased to report that we are no longer pursuing an amendment to address that issue.
Capital expenditures for the first six months were $237 million, less than half of the $505 million in CapEx a year ago. We’re maintaining our fiscal 2009 CapEx forecast of $600 million with a larger proportion of the spend falling in the second half of the year, as is our typical pattern. Existing store renovations and other store investments, along with corporate projects, are the primary areas of investment.
For the first six months, the business generated $715 million in cash from operations and $479 million in free cash flow, which we define as cash flow from operations less capital expenditures. At our annual meeting of shareholders last month, I provided an outlook on where we expect to be at the end of fiscal ‘09 in both of these measures, and it’s certainly worth repeating here today. As with each of the past three years, we expect to deliver cash from operations in excess of $1 billion this fiscal year, and we expect free cash flow in fiscal 2009 to reach a record level for Starbucks, exceeding $0.5 billion.
I would now like to spend a few minutes providing an update on our progress toward the $0.5 billion in cost savings we have committed to achieving in fiscal ‘09. The strong momentum we had going into this quarter allowed us to deliver approximately $120 million in savings in the quarter, exceeding our $100 million target for Q2. For the remainder of fiscal 2009 we expect to deliver approximately $150 million in the third quarter and approximately $175 million in the fourth quarter.
There are basically four primary categories of cost reduction initiatives that we’ve laid out for you. First, cost savings related to store closures in the US and in international markets, which represents approximately one-fifth of the $500 million. This has been underway since Q4 of fiscal 2008 and will continue throughout this fiscal year. Fiscal year to date we have recognized approximately $35 million in savings from store closures.
Second, decreasing support costs through headcount reduction in our corporate support areas and groups outside the retail structure, along with downsizing our corporate facilities. This is the largest single component of our cost savings target, representing slightly more than one third of the total. The first wave took place in late July of last year and the second in late February of this year. To date we have delivered approximately $80 million of the targeted $180 million in this category.
Third, in-store cost savings opportunities in the areas of labor and waste reduction, which is around one quarter of the total savings opportunity. These initiatives got underway last quarter, and through year to date Q2 we have realized approximately $45 million in savings toward our $100 million goal.
And fourth, the remaining one-fifth is in our supply chain and will be realized through savings in procurement and in manufacturing and logistics. Work in this area began last quarter as well, and we’re making good progress to date toward achieving the $100 million we have committed to saving in fiscal ‘09, delivering approximately $35 million year to date.
In total, these add up to slightly more than $500 million in real and sustainable costs that we are stripping out of our P&L. Due to the staggered timing for completion of these initiatives throughout fiscal 2009, the impact to our cost structure has an even greater potential in 2010 and beyond, when the full-year impact of these initiatives can be recognized.
Now, looking ahead at the balance of the year, there hasn’t been any discernible change in the external operating environment. Therefore, we do not yet have improved visibility to provide you with our outlook for the balance of fiscal ‘09. Yet there are a few key metrics that we have articulated, and I will provide you with our current view on those.
Given the current environment and because this year’s net new store count is heavily influenced by the timing of closures, the numbers have and will continue to move around a bit as we work through this fiscal year. We now expect to add around 20 net new stores to our global store base this fiscal year, which includes a reduction of approximately 365 company-operated stores and the opening of approximately 385 net new licensed stores. We have once again provided a detailed schedule of the targeted fiscal year-end store counts in the earnings release.
Our planned capital expenditures remain unchanged at $600 million. The outlook on our two primary commodities, green coffee and dairy, has improved slightly from our previous view. We experienced a slight favorability in dairy in Q2 and expect that to continue for the balance of the year. We now expect coffee and dairy costs for the balance of the year to net to a favorable $0.02 per share versus the prior year. This net favorability in commodities is offset by an unfavorable impact from foreign exchange in both Q2 and the balance of the year. We now expect foreign exchange to have a $0.03 unfavorable impact to EPS on the full year.
Before we move on to Q&A, I’d like to summarize the quarter. Starbucks’ second-quarter performance demonstrates measurable progress toward our efforts to drive cost out of the business and improve efficiencies throughout the organization. We continue to navigate in a difficult external operating environment but remain focused on the initiatives we have underway. In a business climate that makes top-line growth very challenging, we’re listening to our customers more than ever and have introduced and will be launching products that meet their needs for value and health and wellness.
And while we work at retaining our customers, we are equally committed to reshaping our business model to make it healthier and more resilient to external pressures. That was demonstrated in the second quarter by a return of our US business segment to double-digit non-GAAP operating margin and by the total Company’s non-GAAP operating and net margins, which were essentially flat with the prior year. We are on track with our plan, and our second-quarter financial results reflect that progress.
Let me now turn the call back over to the operator to begin Q&A. Operator?
QUESTION AND ANSWER
Operator
     (Operator instructions) John Glass, Morgan Stanley.
John Glass — Morgan Stanley — Analyst
     Can you talk about the fine-tuning of pricing? What is the net effect of pricing? Is it neutral or, I presume, lower? Can you talk about that? And, can you talk about how you plan on communicating those changes with the customer this summer as well as maybe how you plan on communicating things like $2 iced coffees?
Troy Alstead — Starbucks Coffee Company — EVP, CFO, CAO
     I’ll speak to that. We have, over many months, conducted significant customer research as well as analysis on our price architecture and have put a great deal of rigor behind this. The research analysis factors in a whole host of things, including geography, size preferences, costs and margins, as Howard spoke about earlier. And as a result we’ll make those price adjustments to reflect learnings that came out of that research. Some prices on some products in some geographies will go down, some will go up. Also we’ll make changes to our menu boards to better communicate our product offerings and our value.
Let me be clear here, though. No one should conclude from this discussion today that Starbucks is taking a price increase, nor should anyone conclude that we’re taking a price decrease. This is a new elevation of the kind of analysis we do on pricing. It will mean movement and adjustments in various places. It’s based on rigorous analysis that leads to adjustments up and down, and we believe ultimately it’s good for customers and overall, on net, it will be good for the Starbucks’ P&L.
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     In terms of the iced coffee, the Grande iced coffee, there will be both internal as well as external communication that will, I think, provide our existing and new customers a level of awareness about both quality and value that’s consistent and which we believe we will drive incremental traffic.
Operator
     Sharon Zackfia, William Blair.
Sharon Zackfia — William Blair — Analyst
     You mentioned sizing, so I’m wondering if we’ll see some larger sizes for the cold beverages with this change. And then also, could you give us more of an idea of what the streamlining of the menu boards really entails?
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     We have no intention of going to larger sizes. We do not think that is consistent with the equity of the Starbucks’ brand and the experience. We do not want to go down the route of a QSR. That’s not who we are, not who we want to be.
In terms of streamlining the menu, Troy mentioned the rigor in which we’ve gone after this in terms of the research. We’ve used some external resources that have a lot of capability and experience in this, and we’ve concluded that by streamlining the menu, there will be a lot more clarity to the things that we do and I think, as a result of that, a lot more attachment with regard to the customer.
Some of this we’ve put in front of customers already, and we feel very good that there’s an opportunity here that we haven’t gone after in the past.
Operator
     Steven Kron, Goldman Sachs.
Steven Kron — Goldman Sachs — Analyst
     A question on, I guess, the bundling of product at breakfast. Can you maybe give us a little bit of insight as to how the margins are tracking on that product and how you are comfortable that those that are purchasing that bundled and attaching food aren’t those that would have otherwise been coming in to get that same product?

And then secondly, if I can, just Howard, maybe a big picture question. There’s been a lot of initiatives over the last six to 12 months to stimulate the top line, everything from loyalty cards to bundling of products to new food items, new beverage items like Vivanno and teas and such. Can you maybe just take a step back and talk to us a little bit about the progress of some of these things, whether they have performed up to where you thought they were; and in cases where they haven’t, maybe what went wrong in the processing?
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     Okay. Troy, do you want to go first?
Troy Alstead — Starbucks Coffee Company — EVP, CFO, CAO
     Yes, I’ll take the pairings question. We went into the breakfast pairings with a couple of motivations. One was to provide value to customers at a time when they need it, at a time when the economy and the situation our customers are in requires that, and to provide that value communication supporting this strategy to our customers. And then, of course, another part of the motivation here was to drive the food attach and, overall, create an attractive offer that we think in the long term positions the Company to drive increased traffic.
Now, it’s early results, but I’ll say the results have been positive on both of those metrics. We have seen an increase in food attach since we launched the pairings, and in our studies with consumers we’ve also seen that there’s an improvement in the value perception they have of Starbucks, of the quality they get and about it being worth the price. And that’s an important measure for us in, again, accomplishing really a big part of what we’ve gone into with this.
Now, with a pairing there is a discount. And so there’s some percentage margin hit from that. But, net-net, on balance over time the equation, we believe, is a positive one in terms of increased food attach and, again, the value perception of customers. So, so far, so good. And it’s something we’ll keep working on and will be a continued part of our launch as we go through the rest of this year.
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     In terms of your second question, which I think is a good question and one that I’d like to address, first off, if you look at the history of Starbucks, maybe even going back, say, five years, three years or even longer than that, and you look at the number of products/promotions and initiatives we’ve had during that time, I think that there’s a common thread to the level of innovation and creativity and entrepreneurialship that we’ve always had. And if you compare that to what we’ve done, say, over the last 12 to 18 months, I think you would be surprised to kind of look like for like. We haven’t had that many more product introductions or developments in categories than we’ve had in the past.
Perhaps we’ve put more emphasis on it, and maybe we’ve needed more out of it than we have had in the past. But there has been a common thread of innovation and new introductions for many, many years.
I think that perhaps there’s three segments of this. One is, we are in a different environment than we ever have been, and as a result of that, we had to make big bets on value. And some of them are really paying off. The Gold Card is a fantastic example. The pairings are new for us; but, as Troy just went through that, I think the most important thing is that the research strongly concludes that our customers are giving us higher marks in terms of value for their money.
So we want to continue to invest in and introduce new opportunities to provide a value opportunity for our customers.

There’s another area, which is health and wellness, where we’ve had two, I think, significant product opportunities. One is oatmeal, and one is Vivanno; in both cases, oatmeal probably scoring higher in terms of visibility and attachment because everyone knows what oatmeal is and we had a great price point on that, and it tastes great. That was a real home run for the Company and something we will continue with on an ongoing basis.
Vivanno is the beginning of what we need in Starbucks, and that is a healthy alternative which, again, going back to internal research, our customers really want healthier food not only from Starbucks but in general, both for themselves and their kids. And Vivanno was the first attempt and one that we are going to continue with. And you’ll see more things from us with regards to Vivanno this summer.
And I think the third area, going from value to health and wellness, is just our core. And I would define our core as coffee and recently as tea. But if you go back to Pike Place Roast, the initiation of Pike Place and what that did for the Company, the level of attachment, and as we look back on that, we feel really good about the level of success we’ve had with Pike Place. And then, most recently, bringing that back as a featured whole bean coffee was one of the strongest initiatives we’ve had in terms of whole bean and ground coffee as a new varietal in our stores. And you’ll also see that in broad-based distribution.
The tea, I would say — we thought we had an opportunity to really leverage our expertise and core competency in tea during the winter months. And candidly, we didn’t see the level of success that we had hoped with that category. And I wouldn’t say we are going to give up on that because we think, obviously, there’s a big, big opportunity on an ongoing basis with iced tea that we’ve always played in and played well in, and you’ll see that again this summer.
But the thing that I think we have to keep going back to is that Starbucks has been and will continue to be not only a coffee company and a retailer, but we have to be a merchant. And as a result of that, we’ve got to create excitement and differentiation and value for our customers, and we will continue to do that.
I wouldn’t want the answer to not be linked to one thing that’s really important, which I touched on in my remarks, and that is Starbucks VIA. Via is, from everything that we can see and the visibility we have, which is only about eight weeks old, we have tapped into something that is very, very large with a very big prize. Having been to Seattle, Chicago and London myself and seen what’s going on, we really have a unique opportunity and you are going to see us do something quite significant with VIA as the weeks and months go forward. And this is a large category, ripe for innovation, and as I said in my remarks, devoid of any innovation maybe for 50 years. And when you look at the category in terms of 80% soluble in many parts of the world and the fact that we are changing behavior in the US, and one of the most encouraging things in Seattle and Chicago is that many people started off buying the three-pack, and now we see a huge shift in terms of percentages of people who are shifting from the three- to the 12-pack because of repeat business. And we are tapping into something that we’re pretty excited about.
Operator
     David Palmer, UBS.
David Palmer — UBS — Analyst
     Just two quick modeling questions. How much do you think the Costco gift card promotion impacted same-store traffic and check in the quarter? And perhaps how did those net out in terms of sales? And also, how much do you think that the slowdown in your store growth and the store closures in addition to that — how much did that help your same-store sales, if you’ve calculated that?
Troy Alstead — Starbucks Coffee Company — EVP, CFO, CAO
     David, I’ll try to tackle that, perhaps not at the level of depth you’re going to want. But let me address it here.

First of all, with respect to Costco, but more broadly I would speak about the card programs we have done in general, which has, as Howard mentioned earlier, been part of our value strategy this year and so have been providing value through some discounts to consumers. We talked about that last quarter and again in the second quarter. Part of our negative comp growth in ticket is related to discounts on the carton because that’s where just that discount component shows up as we’re providing that value on to consumers. That’s not the single biggest driver, by the way, in the negative 3 comp growth we had in ticket.
So just to try to put that into perspective for you, there’s a number of other factors going on in ticket which we’ve talked about over the last couple quarters, importantly including our strategic decision to narrow and pull out more significantly in the hard lines, narrow our entertainment selection in store and some of the other merchandise offerings, which does not hurt us on the bottom line but reduces that average ticket until we move through that.
So a few other things going on in ticket, just one piece of which is reflected in the discounts through Costco and our other cards. So hopefully, that gives you a little bit to work with.
And then in terms of closed stores, I don’t have a specific impact on comp to provide to you. What we have said before and I’ll repeat again because we believe we are seeing a common trend here, is that as we close stores, we are seeing a roughly 20% of the sales from the closed store picked up at neighboring stores. And that ranges from next to nothing in real remote stores to a very, very big percentage in real dense market areas. But that’s the plan we had going into this, and that’s what we are seeing is that sales transfer on these closed stores.
Now, the timing of closures varies throughout the quarter and throughout the year. So it’s a little bit difficult to isolate and pinpoint for you an exact comp number, but I think that will give you some perspective.
Operator
     Jeffrey Bernstein, Barclays Capital.
Jeffrey Bernstein — Barclays Capital — Analyst
     Two questions, one just on the sequential comps I believe you alluded to earlier. It’s kind of early, but you’re saying that traffic trends through the quarter and into the third quarter — I guess you were seeing improvement within that number. I’m just wondering if you can give some color both US and international, whether there’s anything regarding traffic mix, day part, whatnot, that would support that.
And perhaps on the International side, I think you mentioned the UK and Canada. I don’t know whether you saw some sequential further negativity or whether there were other markets in terms of trends, stabilization. Looking for a little additional color.
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     First of all, the comments about feeling as if we perhaps are seeing some improvement was really relating to the second quarter. None of our comments should be applied at this point to anything about the third quarter. We’re not commenting on that, being in the middle of the quarter that we are.
But as we went through the, second quarter, while it’s not much improvement, we were somewhat encouraged by the fact that comp growth in the US is slightly better on that negative than we saw in Q1. And we are similarly encouraged by the fact that in our UK, European markets and International in general, which Canada and the UK together are 75% of our International comp growth, that we’ve seen some stabilization there, that as we went through Q2 the comp growth there did not deteriorate further. We have perhaps been concerned that some of those markets would head towards our US levels, and that has not happened.

So that was what we were referring to when we said we had some encouragement. It is too early to call it a trend, but it’s something we feel good about coming through the quarter.
Operator
     (Operator instructions) Larry Miller, RBC Capital Markets.
Larry Miller — RBC Capital Markets — Analyst
     I was just curious how you might see some of these value programs evolve. Maybe you can give us some color with the pairings, because I think I’ve seen, instead of the tall coffee, now you’re offering a tall latte, and just how you think about that evolving.
And then can you also juxtapose the value strategy with your thoughts on the long-term pricing power of the Company?
Troy Alstead — Starbucks Coffee Company — EVP, CFO, CAO
     Let me take the latter, first off. I think we’ve been very clear from the very beginning with regard to value that we have to do value through the Starbucks lens. And I think what that means is that we don’t want to do anything that would in any way dilute the integrity of the experience, the pricing power of Starbucks, the premium experience and what people have come to expect from Starbucks.
I think the art form, and I think we’ve demonstrated it with pairings, is that we can provide value for under $4. The customer is getting real value in terms of food and coffee, and at the same time customers are coming into Starbucks and spending $9, $10, $11 for a pound of coffee, and they recognize that is the best coffee in the world. I think we also are doing a very good job of starting to kind of demystify the fact that Starbucks coffee does not cost $4, as people are charging us with. And you’ll see us communicate that in much of the things that I’ve talked about in terms of the campaign.
So in view of value and what we are trying to do, I think we would give ourselves pretty good marks for entering the space of value, doing it our way and at the same time maintaining the pricing power of the Company, based on the other things that we offer.
And I think the other thing that I would say, and it goes back to the research we’ve done, the customers recognize that the environment that we create and the values of the Company are very important. They also recognize that if they are trying something else in a fast food environment, they know it’s not Starbucks coffee, it doesn’t have the quality. And they know that they are compromising. And I think that’s going to bode well for us in the future.
Operator
     John Ivankoe, JP Morgan.
John Ivankoe — JP Morgan — Analyst
     The question is on your International business. As I look throughout the last several quarters, you’ve kind of been bouncing around in most quarters under the 5% number. Is there kind of a magic number that we should be focused on in the International business that we should expect that business to grow to? And do you think you might have an opportunity to restructure the International business further, such as what you did in Australia to improve margins by perhaps cutting more money-losing stores, or perhaps even entire markets?

Troy Alstead — Starbucks Coffee Company — EVP, CFO, CAO
     I’ll tackle the second part of that first. The Australia situation where we closed 60-some stores out of 80-some in the market, was unique. We don’t have any other markets in our International business that were as underperforming as Australia was. We took action to correct it and have been very pleased with the results since then.
Now, we do have some stores internationally that are not performing, and that was part of the approximately 100 stores we announced on the last earnings call that would be closed overseas. And so we continue to look at the portfolio. We don’t believe now, based on what we see in the health of that International portfolio, that we have more to close than that 100 that we’ve already announced. But it’s just part of the ongoing analysis that we go through each quarter and each year with that business.
Now, speaking to the first part of your question, over the long term I have announced previously and will say again today that I firmly expect our International business to trend toward the mid-teens in operating margin over the longer term. By no means this year and by no means next year, but that’s the target we have laid out and we can expect to see that as we grow that business overseas.
Part of the thing to consider and keep in mind internationally is that International is really not one business; it’s a collection of 49 or 50 businesses, all of which are at various stages of development, of size, and take longer over time to develop and grow to the kinds of returns that we expect to see. But we have been pleased with our progress there. Where we’ve seen issues, such as Australia, we’re fixing them. And we are very optimistic about the future and optimistic about all the growth we have ahead of us oversees internationally.
Now, to the ownership question, we always look at ownership. That’s an ongoing analysis around should we own more of somewhere or own less of somewhere else? That’s tricky. Internationally, where we have some great partners who help us grow and develop, that’s really a cost evaluation we go through. There’s nothing significant I see on the horizon that would change that structure from where it is today. As we continue to look at that business, we’ll talk more about it as time goes on. But again, nothing on the scale of what we did in Australia.
Operator
     Joe Buckley, Banc of America.
Joe Buckley — Banc of America — Analyst
     A question on the Gold Card program. You gave a couple of interesting stats that sounded pretty positive. I guess I’m curious if you’ve been able to track Gold Card holders who are former Starbucks holders and see if you’ve got an increased frequency or a higher check from those customers.
Troy Alstead — Starbucks Coffee Company — EVP, CFO, CAO
     We have seen — I think Howard might have had this in his prepared remarks. We do see higher average ticket in Gold Card customers who we’ve got history on, meaning they held the Gold Card before, we could watch their behavior and now we can watch it after. So there is a higher ticket there, and that’s an important part of our success as we continue growing that.
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO

     Just to put that in perspective, Joe, when we launched the Gold Card program in November, prior to Thanksgiving, I think we all thought that if perhaps we could get to 250,000, maybe 300,000 by year end, that would be a victory. And, certainly, a lot of people on the outside who kind of guided us in said that would be, as well.
We ended the first quarter close to 500,000 members. We are now over 700,000. We are still adding over 1000 new Gold Card numbers a day who are paying $25. And this thing is, I think, a very valuable asset to the Company in ways that I think we really haven’t articulated yet in terms of the mining of the information, the value we have in communicating with our customers, ways in which we can surprise and delight them and, clearly, the fact that they’re coming more often and spending more at Starbucks and feel really valued and appreciated.
Operator
     David Tarantino, Robert W. Baird.
David Tarantino — Robert W. Baird — Analyst
     Howard, a question on the advertising strategy that you mentioned. Could you give us a flavor for what the overall message might be; and Troy, maybe perhaps directionally how much the level of spending that you might do this year and in 2010?
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     I certainly appreciate the question. I’m not going to get into the specifics, but we are not that many days away from unveiling this. As I said in my remarks, we feel strongly that we have a great story to tell about the heritage of the Company, the values of Starbucks, how we can bring value to our customers and clearly a differentiation in terms of quality and experience. And in addition to that, we want to be able to, certainly, define the fact of what’s true and what’s not.
So we will tell our story in our voice, in our way.
Troy Alstead — Starbucks Coffee Company — EVP, CFO, CAO
     And what I’ll speak about the dollars is that, as I think we said earlier, it’s a long-term campaign. It will be a multimillion dollar campaign. I’ll also comment that, this in general, our spend this year already reflects our expectations around what we are going to spend on this campaign. And our spend this year in this marketing advertising area won’t be significantly different than our history. We are spending our money, however, in a different way. So, while this will be some big spending in this particular area, it won’t significantly change how much we are spending on our P&L against this.
Operator
     Matthew DiFrisco, Oppenheimer.
Matthew DiFrisco — Oppenheimer — Analyst
     I just have a couple of questions with respect to the turnaround. Can you give us a couple of time lines or where we stand as far as — I remember some of the more impactful things from your first presentation where you had the video of the store with less labor in it. Can you tell us how that — I think the term was slimming the labor cost, or at least a more efficient looking store humming around, less people in the back, doing as much productivity. Where do you stand as far as evolving some of the high-volume stores that you had targeted for that?
And also, is Sorbetto still in the plans to be rolled out this summer? That was another item that was talked about. And then also just as far as the overall health and wellness, being a different product lineup, is that going to be something that we could hopefully see some advertising behind so the non-coffee drinker can be educated on what is being sold in the store to try and drive and expand your demographic appeal?
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     That’s a lot of question. Let me give you Cliff Burrows, the President of Starbucks’ US Business, to address your questions around the store effectiveness and what we’ve done around lean.
Cliff Burrows — Starbucks Coffee Company — President — Starbucks Coffee US
     Hi, Matt, it’s Cliff here, just to say that the work we’ve shared around optimizing the labor behind the bar — we are well on the way with evolving that. Some of it is in specific tasks that we are putting into our stores and streamlining that activity, and that is the first part of our rollout of our lean work. And we continue to evolve the holistic view of operating our stores. And each time we revise a store into a refurbishment or each time we are opening a new store, we are planning that store, equipment layout and labor deployment, in line with lean principles.
So directionally, yes, we are heading that way, and we are very pleased with the progress. And that is indeed underpinning the labor savings that Troy was referring to earlier.
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     Do you want to talk about how many stores or — no? Okay.
Cliff Burrows — Starbucks Coffee Company — President — Starbucks Coffee US
     Just to sound that certain activities are being rolled out in our stores around how we handle our food cases, how we deploy our brewed coffee stations. So those are, as we speak, in progress. The more holistic one will take longer, as I shared in the analyst conference back in December.
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     In terms of the health and wellness initiative, beginning with Vivanno and now oatmeal and other things we have planned, in view of just competitive issues, I don’t want to get into the specifics of either category or products or how we are going to communicate that. Suffice it to say that we believe that we’ve got a unique opportunity to build that category consistent with what we’ve done already. And I think it speaks to the desire our customers have and the license that Starbucks has to participate in that space.
Also I’d say that very few people are aware that most Americans every single day, of all the beverages that they consume, coffee provides them with the largest level of antioxidants. So that’s a very interesting opportunity as well. But we believe very strongly that we’ve got a unique opportunity to create a category within the Company that currently does not exist.
With regard to Sorbetto, we continue to evaluate Sorbetto. As you know, it was launched in Southern California as a test, and we are continuing to evaluate it.

Operator
     Tom Forte, Telsey Advisory.
Tom Forte — Telsey Advisory Group — Analyst
     I had a marketing question. During the quarter, when you test launched the VIA instant coffee in Seattle and Chicago, it’s our understanding that in Chicago the launch coincided with some local television advertising promoting the product. I wanted to know, if you were to compare the launch in Chicago versus Seattle, what would be the comparison? And what are your thoughts on using national television advertising when you launch the product this fall?
Howard Schultz — Starbucks Coffee Company — Chairman, President, CEO
     Well, you are exactly right. We had a control market, which was Seattle, which had no external advertising or marketing; and Chicago, which had kind of a comprehensive spin that was broadcast-driven, as well as outdoor. I’m not going to share with you — I don’t mean to be coy, but I’m sorry. I’m not going to share with you the effectiveness of that, other than to say that we were satisfied and continue to be satisfied with the success of Seattle and Chicago.
The UK got limited advertising, and the UK has done extremely well with Heathrow Airport being just a fantastic example because mostly as a result of travel. But we’ve got plans for the fall. In the coming weeks and months we’ll communicate more about VIA.
One tidbit I can give you is the promise that we see in terms of the external distribution. Both Target and Costco have done very well. Costco was sold out of the product last weekend, couldn’t find it in the warehouses. And we were scattering around to try and get them product for Sunday.
So we are pretty enthused, and the most encouraging thing is just the repeat customers trading up from the 3- to the 12-pack and the stories we hear from customers who are now taking VIA in places where they’ve never been able to have Starbucks coffee before. And the level of cannibalization has been consistent with the expectations we’ve had, so we feel very good about it.
Operator
     Mitch Speiser, Buckingham Research.
Mitch Speiser — Buckingham Research — Analyst
     Just a point of clarification, and then a question. Just on the comps results for the March period, was there in the Easter shift in there? And my question is, on maintenance CapEx, with a lot of companies now cutting unit growth, it seems like — and building cash, it looks like perhaps some of this cash might be going into more aggressive maintenance and upgrading at the stores. Are there any plans to, or can you give us your plans for maintenance CapEx? Is that going to go up, or any more efforts to just maintain the look of the store from a maintenance CapEx perspective?
Troy Alstead — Starbucks Coffee Company — EVP, CFO, CAO
     In terms of the Easter shift, Easter did move. It wasn’t enough to have any kind of meaningful impact on our numbers that I would speak to. So nothing there particularly to report.

And then in terms of CapEx, clearly as a percentage of total, our reinvestment back into our existing stores is just a much bigger piece of the total, since we are investing far less in new stores right now. And reinvesting back in our store base is of top priority for us. We will keep doing that, and we will always do more of it. That spend will grow over time, in proportion to the store base, as it has grown. Often, that will be scheduled refurbishment of our store base to make sure that we are maintaining the excellent experience in our stores. At times, that investment will accommodate things such as fitting Clover into a store as it comes up for remodels, that we expand our ability to introduce that product to our customers in the right ways. And where we have made that kind of investment, we see great success.
So I won’t provide specific numbers to you, although I think if you dig back to the presentation I made at the analyst conference in New York, we did provide a bit more breakout there of how we split up our CapEx among the various components. But I would just leave you with reinvesting back in our existing store base is critical. It’s a top priority, and we will keep making it a top priority.
JoAnn?
JoAnn DeGrande — Starbucks Coffee Company — IR
     Thank you very much for joining us today. We’ve reached the end of our scheduled time. I will speak to you again after third quarter, and thanks again.
Operator
This concludes today’s Starbucks Coffee Company’s conference call. You may now disconnect.